                                                                       EXHIBIT 2

Avigen Issued Patent on Erythropoietin Gene Therapy

ALAMEDA, Calif., Dec. 9 /PRNewswire/ -- Avigen, Inc., (Nasdaq: AVGN - news) today announced that the company has been issued a patent from the United States Patent Office covering all uses for erythropoietin (EPO) delivered using adeno-associated virus (AAV) ectors. "We are very pleased with the breadth of the patent claims that issued," says Avigen's President and CEO, John Monahan, Ph.D. "The broadest claim covers AAV vectors carrying the EPO gene -- regardless of the method used to make the vector, where the vector is administered, or even what disease is being treated."

EPO is a human protein that stimulates red blood cell production. Recombinant EPO is commonly prescribed to patients on dialysis who suffer from anemia associated with chronic kidney failure. Annual sales of recombinant EPO were in excess of $1.2 billion in calendar 1997. The advantage of Avigen's AAV gene delivery system is that a single administration provides sustained expression of EPO, obviating the need for frequent EPO injections.

"This is just one example of Avigen's strong and growing patent position in AAV gene delivery," says Monahan, "Our rapidly growing patent portfolio includes commercially significant patents in AAV vector production, tissue administration, formulations, and disease indications."

Based in the San Francisco Bay Area, Avigen, Inc., is a biotechnology company involved in the development of gene therapy products derived from adeno-associated virus for the treatment of inherited and acquired diseases. The company's proposed gene therapy products are designed for in vivo administration to achieve the production of therapeutic proteins within the body.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties. The company's actual results may differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this press release, as well as other risks detailed from time to time in documents filed by Avigen with the SEC, including the report on Form 10K for the year ended June 30, 1998.


                                       7.